English Translation
China                                       Canada
Dalian Northport Information                ATC Systems Inc.
Industry Development Co., Ltd.


                                  JOINT VENTURE

           DALIAN NORTHPORT INFORMATION SCIENCE & TECHNOLOGY CO.,LTD.

                                   REGULATION


                                November 26, 2001


           DALIAN NORTHPORT INFORMATION SCIENCE & TECHNOLOGY CO., LTD.
                                   REGULATION

                         CHARTER ONE GENERAL PROVISIONS

1. The regulation is drawn up according to "Law of the People's Republic of China on Chinese-Foreign Joint Venture" and the contract that entered into between Dalian Northport Information Industry Development Co., Ltd. (hereinafter referred to as Party A) and ATC systems Inc. of Canada (hereinafter referred to as Party B), to establish joint venture--Dalian Northport Information Science & Technology Co., Ltd.

2. The name of joint venture corporation: Dalian Northport Infromation Science & Technology Co., Ltd. (hereinafter referred to as JVC). The legal address:
     RM512, Tower A, No.1 Huoju Road, Qixianling Industrial Base, High-Tech Zone, Dalian, P. R. China

3.   The name and legal address of Party A and Party B:

     Party A: Dalian Northport Information Industry Development Co., Ltd. Legal address: RM512, Tower A, No.1 Huoju Road, Qixianling
     Legal representative: Zhao Yan  Position: President
     Nationality: China

     Party B: ATC Systems Inc. of Canada
     Legal address: 8980 Fraserwood Court, Unit 10 Bumaby B.C.V5J 5H7 Canada Legal representative: Jia Zhongbo Position: President
     Nationality: China

4.   The JVC is limited company.

5. The JVC is legal entity of China, and controlled and protected by Chinese law. All the activity of the JVC must abide laws and regulations of China.

                     CHARTER TWO AIMS AND SCOPE OF BUSINESS

6.   Aims of JVC

     Strengthening international economic and technological cooperation; introduction of advanced technology and capital; enlarging the scale of network operation and software development; obtaining good social and economic benefit.

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7.   Business scope of JVC

     Technological services of network tax reporting and payment system, software development, and system integration.

                 CHARTER THREE INVESTMENT AND REGISTERED CAPITAL

8.   The total investment is 500,000 US $
     The registered capital is 350,000 US $

9.   The capital contribution of Party A and Party B are as follows:

     Party A: Capital contribution subscription is 580,000 RMB, or 70,000 US $, account for 20% of registered capital.
     Among: RMB 580,000 cash

     Party B: Capital contribution subscription is 280,000 US$, account for 80% of registered capital.
     Among: US $ 280,000 cash

10. Party A and Party B should subscribe their own capital contribution according to contract.

11. After subscription, the JVC will be inspection by Chinese certified public accountant, and issue inspection report. The JVC will give the capital contribution certificate according to the inspection report.

12.  During the period of joint venture, JVC can't cut the registered capital.

13. Whatever all or part, any party can't transfer their capital contribution without permission of the other, and the other have preferential right to purchase.

14. The increase and transfer of registered should pass unanimously by board of directors, report to original examine institution to approve, and change the registration.

                         CHARTER FOUR BOARD OF DIRECTORS

15.  The JVC have board of directors, and it is the highest authority.

16. Board of directors resolve all important affairs of JVC, its main right are as follows:

     (1) Decide and approve all important reports (production plan, annual business report, funds and borrowing, etc.) that posed by general manager;

     (2) Approve annual financial statement, budget for revenues and expenditures, annual profit distribution plan;

     (3)  Pass important rules and regulations of company;

     (4)  Decide to establish branches;

     (5)  Amend company regulations;

     (6) Decide to stop production, cessation or merger with other economic organizations; (7) Responsible for liquidation of cessation and expiration; (8) Other important affairs.

17. There are 7 people in board of directors, and two of them are appointed by Party A, and five of them are appointed by Party B. The term of directors is four years, and any party can reappointed their own directors.

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18.  Board president is appointed by Party A, vice president was appointed by
     Party B. President is the legal representative of JVC. If president can't do his or her duties, he or she should authorize to vice president or other directors to behave of JVC.

19. Party A and Party B should notice board of directors in written, if they want to appoint or replace directors.

20. Annual general meeting of board of directors is convened twice a year. The temporary meeting will be convened if above 1/3 directors proposed.

21. President convened the general meeting. If the president is absent, vice president convenes the meeting.

22. President should notice all directors 30 days in advance in written, including content, time and place.

23. Directors can entrust other people to attend meeting, if they can't attend the meeting. It will be as renunciation if directors don't attend or entrust other people to attend.

24. The quorum of attending meeting should be 2/3 of directors, if less than this rate, the resolution will be invalid.

25. Each meeting of board of directors should be noted down in details, and signed by every attending director. If agent attends, signed by agent. The record should be written in Chinese, and filed by JVC.

26.  The following items must be past unanimously by board of directors.

     (1)  Revise of JVC 's regulation;
     (2)  Abeyance and disbandment of JVC;
     (3)  Increase and decrease of JVC `s registered capital;
     (4)  Merger and division of JVC

27. Other items must be past by above 2/3 attending directors or above half directors.

                       CHARTER FIVE MANAGEMENT INSTITUTION

28. There is management institution in JVC, and divided into production, technology, finance and administration departments.

29. There are one general manager and two vice general managers, and they are appointed by board of directors. Party A recommend the first general manager, and the two parties recommend one vice manager respectively.

30. The general manager is responsible for board of directors, executing resolution of board of directors, organizing the daily work of JVC. Vice general managers assist general manager, and behave of him or her, when general manager is absent.

31. The term of general manager and vice general manager is four years. Board of directors can reappoint them.

32. President, vice president and directors can hold concurrent post of general manager, vice general manager and other senior officers of JVC.

33. Board of directors have right to dismiss the general manager, vice general mangers, and other senior administrators, which have engaged in fraud for selfish or neglect their duty.

34. General manager and vice general managers can't hold concurrent post of general manager and vice general manager of other economic organization.

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                        CHARTER SIX FINANCIAL ACCOUNTING

35. The financial accounting of JVC is drawn up according to system on joint chinese and foreign investment enterprises which drawn by Treasury Department of P. R. China

36. The accounting system of JVC adopt the Gregorian calendar, from Jan.1 to Dec.31 is an accounting system.

37.  All credentials, account books and statements are written in Chinese.

38. RMB is the currency of account of JVC. The conversion between RMB and other currency will exchange according to quotations that State General Administration of Foreign Exchange Control of the P.R.China issues on the day.

39. JVC will open RMB account and foreign currency account in Bank of China or other banks that permitted by Bank of China.

40.  JVC adopt international general accrual basis and debit and credit system.

41. The financial department of JVC should work out the balance sheet and income sheet of the last financial year before three months of a new financial year. The auditor will check and sign it, then report it to general meeting of board of directors.

42. The two parties have right to appoint auditor to look up the account of JVC, and JVC should be cooperated.

43. The board of directors decide the years of depreciation according to "Rules for the Implementation of the Income Tax Law of the People's Republic of China Concerning Chinese-Foreign Joint Ventures "

44. All the foreign exchange affairs will be handled according to rules of "Interim Regulations on Foreign Exchange Control of People's Republic of China; Provisional Regulations for Exchange Control of the People's Republic of China" and the joint venture contract.

                      CHARTER SEVEN DISTRIBUTION OF PROFITS

45. JVC draw the reserve fund, enterprise development fund, bonus fund and welfare fund from profits after taxes. The rate of drawing is up to board of directors.

46. The profits that JVC obtain after taxes and drawing funds will be distributed according to the rate of contribution in registered capital.

47. There is one distribution of profits per year. Profits distribution plan and the profit share will be issued in the three months after financial year.

48. Profits will not be distributed if the deficit of last financial year isn't covered. The undistributed profits of the last financial year can be distributed in this year.

                             CHARTER EIGHT EMPLOYEE

49. The employ, fire, salary, welfare, labor protection and labor insurance of employee will be ruled through contract according to laws.

50. For the employees who break the working rules of JVC, JVC have right to give them warning, demerit and lower their salary. Some serious will be expelled.

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51.  The wage level will be decided by board of directors according to concrete conditions of JVC, and provided in the labor contract.

     The wage level will increase with the development of JVC and professional and technological ability improvement of employees.

52. The welfare, bonus, labor protection and labor insurance of employees will be provided in the JVC 's rules, to ensure employees can work in the normal conditions.

                            CHARTER NINE TRADE UNION

53. Employees have right to set up trade union, and develop activity according to "Trade Union Law of People's Republic of China" .

54. The trade union of JVC behave of employee's benefits, and protect the lawful rights and interests of employee.

55. The trade union behaves of employees to sign a labor contract and supervise the execution of contract.

56.  The trade union conciliates the controversy between JVC and employees.

57. The JVC will appropriate 2% of employee's actual wages as the trade union outlay. The trade union uses the outlay according to the "Interim Procedures of Trade Union outlay", which formulate by China National Trade Union.

                 CHARTER TEN TIME LIMIT, CESSATION, LIQUIDATION

58. The time limit of joint venture is twenty years. It calculates from the issuing day of business license.

59. If Party A and Party B agree to extend the joint venture time, it needs to decide by board of directors. It needs to hand in the written application to original examine institution 6 months before joint venture expiration, extend after approval and change the registration.

60. If the two parties believe the cessation of joint venture meets the greatest advantage of two parties, the joint venture can be early cessation.

     The early cessation of JVC needs to decide by board of directors meeting, and reports to original examine institution to approve.

61. Any party of Party A and Party B have right to stop the joint venture, if the following cases happen:

     (1)  It is difficult to operate because of continuous deficit;
     (2) It is difficult to operate because of force majeure like natural calamities, wars etc.;
     (3)  The purpose of joint venture doesn't reach, and have no bright future;
     (4) Stop operating according to the resolution and judgement of board of directors

62. When joint venture expires or early stops joint venture, board of directors should raise the liquidation procedure, principles, and candidate of liquidation committee to liquidate the property of JVC.

63. The liquidation committee should liquidate the property, creditor's rights and debts, and formulate balance sheet and property catalogue, draw up liquidation plan, and execute after passing by board of directors.

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64.  During the liquidation, liquidation committee behaves of JVC to sue or accept suit.

65. After discharging of debts, the surplus property will be distributed according to the rate of contribution in registered capital.

66. After liquidation, JVC should report to the examine institution, cancel registration to original registered institution, hand in business license and declare to public.

67.  Party A will save all the account after JVC winding up.

                      CHARTER ELEVEN RULES AND REGULATIONS

68.      Board of directors formulate the following rules of JVC:

     (1)  Management system;
     (2)  Work rules;
     (3)  Wages system;
     (4)  Attendance, promotion and encouragement system;
     (5)  Welfare system;
     (6)  Financial accounting system;
     (7)  Liquidation procedure;
     (8)  Other necessary rules.

                      CHARTER TWELVE SUPPLEMENTAL ARTICLES

69. The revise of the regulation should be past by board of directors unanimously and reported to original examine institution to approve.

70.  The regulation is written in Chinese, and filed after approval.

71. Dalian Foreign Economic Trade Committee should approve the regulation, and effective date is the approval date.

72. The legal representative of Party A and Party B signed the regulation on Nov.26, 2001 in Dalian.



China                                         Canada
Dalian Northport Information                  ATC Systems Inc.
Industry Development Co., Ltd.

Signature of Legal Representative:            Signature of Legal Representative:

/s/ Jia Zhang Bo                              /s/ Zhao Yan



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